EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ITC ISSUES INITIAL DETERMINATION IN TESSERA’S WIRELESS ITC ACTION

– Company Raises Fourth Quarter 2008 Revenue Guidance to Range between $67 Million to $69 Million –

– Management to Hold Conference Call Today –

SAN JOSE, Calif. – Dec. 1, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA) announced today the Administrative Law Judge (ALJ) overseeing the International Trade Commission (ITC) action brought by Tessera against certain wireless manufacturers, Investigation No. 337-TA-605 (Wireless ITC action), issued an Initial Determination finding Tessera’s asserted patents are valid but not infringed by the respondents.

“Although we are pleased that the ALJ’s Initial Determination upheld the validity of the patents at issue, we are disappointed that we did not prevail at this juncture against these respondents regarding infringement, and we will review the Initial Determination in depth before determining our next steps,” said Henry R. “Hank” Nothhaft, president and CEO of Tessera. “More generally, it should be noted the Initial Determination will not impact any of our financial results. We have not included any revenue based on the outcome of this action in our forecasts, and we remain financially strong, focused on developing innovative technologies, and confident in our business.”

The ALJ’s decision, termed an “Initial Determination,” is subject to review by the full ITC Commission (Commission). Within 120 days of the issued Initial Determination, the Commission can affirm, modify or reverse the ALJ’s decision in developing the ITC’s final determination. Tessera and the respondents have the opportunity to provide additional briefing to the ITC as the Commission reviews the ALJ’s decision.

The respondents in the Wireless ITC action are ATI Technologies, Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V. Tessera is asserting infringement of two Tessera patents, U.S. Patent No. 6,433,419 (’419) and U.S. Patent No. 5,852,326 (’326).

Fourth Quarter 2008 Revenue Guidance

Due to stronger than expected royalty revenue from certain existing customers and an option fee, Tessera is raising its fourth quarter 2008 revenue guidance to now range between $67 Million to $69 Million, up from its previous guidance of $60 million to $62 million given on October 30, 2008.

Conference Call Information

Management will hold a conference call today at 3:00 P.M. Pacific (6:00 P.M. Eastern). To access the call in the U.S., please dial 866-531-1286 and for international callers, dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 30 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 76229357.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company’s financial results.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.